EXHIBIT 10.5

EMPLOYMENT AGREEMENT
 JOSEPH TRUITT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is entered into by and between BioSpecifics Technologies Corp. (the “Company”) and Joseph Truitt (the “Executive”) as of May 7, 2020 (the “Effective Date”).

WHEREAS, the Company desires to employ the Executive as the Company’s Chief Executive Officer and the Executive desires to serve in such capacity.

NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements hereinafter set forth, the Company and the Executive hereby agree as follows:

1.         Employment.

(a)          Term.  The term of this Agreement shall begin on the Effective Date and shall continue until the termination of the Executive’s employment.  The period commencing on the Effective Date and ending on the date on which the Executive’s employment terminates is referred to herein as the “Term.”

(b)          Duties.  During the Term, the Executive shall serve as the Chief Executive Officer of the Company, with duties, responsibilities and authority commensurate therewith, and shall report to the Board of Directors of the Company (the “Board”).  The Executive shall perform all duties and accept all responsibilities incident to such position as may be reasonably assigned to the Executive by the Board.  The Executive represents to the Company that the Executive is not subject to or a party to any employment agreement, noncompetition covenant, or other agreement that would be breached by, or prohibit the Executive from, executing this Agreement and performing fully the Executive’s duties and responsibilities hereunder.

(c)          Best Efforts.  During the Term, the Executive shall devote his best efforts and full time and attention to promote the business and affairs of the Company and its affiliated entities, and shall be engaged in other business activities only to the extent that such activities do not materially interfere or conflict with the Executive’s obligations to the Company and its affiliated entities hereunder, including, without limitation, obligations pursuant to Section 15 below.  The foregoing shall not be construed as preventing the Executive from (1) serving on civic, educational, philanthropic or charitable boards or committees, or, with the prior written consent of the Board, in its sole discretion, on corporate boards, and (2) managing personal investments, so long as the activities set forth in the preceding clauses (1) and (2) are permitted under the Company’s code of conduct and employment policies and do not violate the provisions of Section 15 below; provided that, the activities set forth in the preceding clauses (1) and (2) do not materially interfere or conflict with the Executive’s duties or obligations to the Company and its affiliated entities and his time commitments with respect thereto, as determined by the Board.

(d)          Principal Place of Employment.  The Executive understands and agrees that his principal place of employment will be in the Company’s offices located in Wilmington, Delaware and that the Executive will be required to travel for business in the course of performing his duties for the Company, it being understood that Executive may telecommute from his home office from time to time in accordance with the Company’s guidelines regarding same.

2.           Compensation.

(a)          Base Salary.  During the Term, the Company shall pay the Executive a base salary (“Base Salary”), at the annual rate of $625,000, which shall be paid in installments in accordance with the Company’s normal payroll practices.  The Executive’s Base Salary shall be reviewed annually by the Board pursuant to the normal performance review policies for senior-level executives and may be adjusted from time to time as the Compensation Committee deems appropriate.  The Compensation Committee of the Board (the “Compensation Committee”) may take any actions of the Board pursuant to this Agreement.

(b)          Annual Bonus.  The Executive shall be eligible to receive an annual bonus for each fiscal year during the Term, commencing with the fiscal year 2021, based on the attainment, as determined by the Board in its sole discretion, of individual and corporate performance goals and targets established by the Board in its sole discretion (“Annual Bonus”).  The target amount of the Executive’s Annual Bonus for any full fiscal year during the Term is sixty percent (60%) of the Executive’s annual Base Salary.  Any Annual Bonus shall be paid after the end of the fiscal year to which it relates, at the same time as the bonuses for other executives employed by the Company; provided that the Executive remains employed by the Company through the last day of the fiscal year to which the Annual Bonus relates and provided further that in no event shall the Executive’s Annual Bonus be paid later than two and a half months after the last day of the fiscal year to which the Annual Bonus relates.  Notwithstanding any provision of this Agreement, in the event the Executive’s employment is terminated for Cause, the Executive shall not be eligible to receive any unpaid Annual Bonus.

(c)          2020 Annual Bonus.  The Executive shall be eligible to receive a pro-rated annual bonus for fiscal year 2020 with a target amount equal to the target amount of the Executive’s Annual Bonus described in Section 2(b), multiplied by a fraction, the numerator which is the number of days that elapsed from the Effective Date until December 31, 2020, and the denominator of which is 366  (the “2020 Bonus”).  The amount of the 2020 Bonus shall be determined based on the attainment of objectives determined by the Compensation Committee, after good faith consultation with the Executive.  Any 2020 Bonus shall be paid to the Executive no later than March 15, 2021; provided that any 2020 Bonus shall be paid only if the Executive remains employed by the Company through December 31, 2020 and provided further that in no event shall the Executive be eligible to receive any unpaid 2020 Bonus in the event the Executive’s employment is terminated for Cause.

(d)          Equity Compensation.  As soon as practicable following the Effective Date, the Executive shall receive a stock option grant with respect to 130,000 shares of Company Stock (the “Option”) pursuant to the Company’s 2019 Omnibus Incentive Compensation Plan (the “Equity Plan”).  The Option shall vest in equal annual installments over the four (4)-year period immediately following the date of grant and will be subject to the terms and conditions established by the Board and the terms and conditions of the Equity Plan.

3.            Retirement and Welfare Benefits.  During the Term, the Executive shall be eligible to participate in the Company’s health, life insurance, long-term disability, retirement and welfare benefit plans and programs, in each case as may be available to employees of the Company, pursuant to their respective terms and conditions.  Nothing in this Agreement shall preclude the Company or any Affiliate of the Company from terminating or amending any employee benefit plan or program from time to time after the Effective Date.

4.            Vacation.  During the Term, the Executive shall be entitled to five (5) weeks of vacation each year and holiday and sick leave at levels commensurate with those provided to other senior executives of the Company, in accordance with the Company’s vacation, holiday and other pay-for-time-not-worked policies.  Upon termination of employment, Executive shall be paid any accrued unused vacation for the year in which Executive’s employment terminates.

5.            Business and Commuting Expenses.

(a)          Business Expenses. The Company shall reimburse the Executive for all necessary and reasonable travel (which does not include commuting expenses which are addressed in subsection (b) below) and other business expenses incurred by the Executive in the performance of his duties hereunder in accordance with such policies and procedures as the Company may adopt generally from time to time for executives.

(b)          Commuting Expenses.   The Company shall reimburse the Executive for commuting expenses reasonably incurred in accordance with the Company’s policies and procedures.  Such reimbursements will be taxable to the Executive to the extent required by law.

6.            Termination Without Cause; Resignation for Good Reason.  The Company may terminate the Executive’s employment at any time without Cause.  The Executive may initiate a termination of employment by resigning for Good Reason as described below.  Upon termination by the Company without Cause or resignation by the Executive for Good Reason, which in either case occurs at any time other than upon or within one (1) year following a Change of Control, if the Executive executes and does not revoke a written Release (as defined below), the Executive shall be entitled to receive, in lieu of any payments under any severance plan or program for employees or executives, the following:

(a)          a cash payment equal to one (1) times the Executive’s annual Base Salary as in effect on the termination date, payable in installments over the twelve (12) month period following the Executive’s termination date in accordance with the Company’s normal payroll practices (but no less frequently than monthly).  Payment will begin within sixty (60) days after the Executive’s termination date, and any installments not paid between the termination date and the date of the first payment will be paid with the first payment;

(b)          a cash payment equal to a pro-rated portion of Executive’s target Annual Bonus, which shall be calculated by taking the target bonus amount described in Section 2(b) above and multiplying it by a fraction, the numerator which is the number of days that elapsed during the fiscal year in which termination of employment occurs, and the denominator of which is the number of calendar days in such fiscal year, with such amount payable in a lump sum within sixty (60) days following the Executive’s termination date.

(c)          reimbursement in cash equal to 100% of the monthly COBRA premiums incurred by the Executive for the Executive and his eligible dependents under the Company’s health plans during the eighteen (18) month period following the Executive’s termination of employment.  Such reimbursement shall be provided on the payroll date immediately following the date on which the Executive remits the applicable premium payment and shall commence within sixty (60) days after the Executive’s termination date; provided that the first payment shall include any reimbursements that would have otherwise been payable during the period beginning on the Executive’s termination date and ending on the date of the first reimbursement payment.  Reimbursement payments shall be treated as taxable compensation to the Executive to the extent required by law;

(d)          accelerated vesting of twenty-five percent (25%) of the original number of shares subject to the Option granted pursuant to Section 2(d), or to the extent the number of shares subject to the Option that remain unvested at the time of termination is fewer than twenty-five percent (25%) of the original number of shares subject to the Option, accelerated vesting of the remaining unvested portion of the Option, in each case, subject to the terms and conditions of the Equity Plan, including, for the avoidance of doubt, the minimum vesting provisions set forth therein, and the applicable grant agreement; and

(e)          any accrued but unpaid Base Salary and any benefits accrued and due under any applicable benefit plans and programs of the Company (“Accrued Obligations”), and any accrued but unpaid annual bonus awarded and payable pursuant to Section 2(b) or Section 2(c) for the fiscal year preceding termination (the “Accrued Annual Bonus”), with such Accrued Obligations and Accrued Annual Bonus paid regardless of whether the Executive executes or revokes the Release.

For the avoidance of doubt, any outstanding equity awards, other than the Option that vests in accordance with this Section 6, that the Executive holds on the date of the Executive’s termination of employment pursuant to this Section 6 shall be forfeited, unless otherwise provided in the applicable grant agreement.

7.            Termination in Connection with a Change of Control.  In the event that the Executive’s employment is terminated by the Company without Cause or by the Executive for Good Reason, in each case upon or within one (1) year following a Change of Control, if the Executive executes and does not revoke a written Release (as defined below), the Executive shall be entitled to receive, in lieu of any payments under any severance plan or program for employees or executives and in lieu of the payments and benefits set forth in Section 6 of this Agreement, the following:

(a)          a cash payment equal to one and one-half (1.5) times the Executive’s annual Base Salary as in effect on the Change of Control, payable in a lump sum within sixty (60) days following the Executive’s employment termination date;

(b)          a cash payment equal to the target amount of the Executive’s Annual Bonus as described in Section 2(b) for the year in which termination occurs, payable in a lump sum within sixty (60) days following the Executive’s employment termination date;

(c)          reimbursement in cash equal to 100% of the monthly COBRA premiums incurred by the Executive for the Executive and his eligible dependents under the Company’s health plans during the eighteen (18) month period following the Executive’s termination of employment.  Such reimbursement shall be provided on the payroll date immediately following the date on which the Executive remits the applicable premium payment and shall commence within sixty (60) days after the Executive’s termination date; provided that the first payment shall include any reimbursements that would have otherwise been payable during the period beginning on the Executive’s termination date and ending on the date of the first reimbursement payment.  Reimbursement payments shall be treated as taxable compensation to the Executive to the extent required by law;

(d)          accelerated vesting of the portion of the Option granted pursuant to Section 2(d) that remains unvested as of the date of the Executive’s termination of employment, subject to the terms and conditions of the Equity Plan and the applicable grant agreement; and

(e)          the Accrued Obligations and any Accrued Annual Bonus, with such Accrued Obligations and Accrued Annual Bonus paid regardless of whether the Executive executes or revokes the Release;

Notwithstanding the foregoing, if and to the extent required by Section 409A of the Code, if a Change of Control does not constitute a “change in control event” as defined by Section 409A of the Code or the lump sum payment in Section 7(a) would otherwise cause the Executive to incur penalties under Section 409A of the Code, such payment shall not be paid in a lump sum but shall be paid in equal installments in accordance with the payroll practices over the eighteen (18)-month period following Executive’s termination date.

8.            Cause.  The Company may terminate the Executive’s employment at any time for Cause upon written notice to the Executive, in which event all payments under this Agreement shall cease, except for any Accrued Obligations.

9.            Voluntary Resignation Without Good Reason.  The Executive may voluntarily terminate employment without Good Reason.  In such event, after the effective date of such termination, no payments shall be due under this Agreement, except that the Executive shall be entitled to any Accrued Obligations and any Accrued Annual Bonus.

10.          Disability.  If the Executive incurs a Disability during the Term, the Company may terminate the Executive’s employment on or after the date of Disability.  If the Executive’s employment terminates on account of Disability, the Executive shall be entitled to receive any Accrued Obligations and any Accrued Annual Bonus.  For the avoidance of doubt, in the event of such termination, the Executive shall not be eligible to receive any payments or benefits pursuant to Section 6 or Section 7.  For purposes of this Agreement, the term “Disability” shall have the same meaning ascribed to such term in Section 22(e)(3) of the Code.

11.          Death.  If the Executive dies during the Term, the Executive’s employment shall terminate on the date of death and the Company shall pay to the Executive’s executor, legal representative, administrator or designated beneficiary, as applicable, any Accrued Obligations and any Accrued Annual Bonus.  Otherwise, the Company shall have no further liability or obligation under this Agreement to the Executive’s executors, legal representatives, administrators, heirs or assigns or any other person claiming under or through the Executive.

12.          Resignation of Positions.  Effective as of the date of any termination of employment, the Executive will resign from all Company-related positions, including as an officer and director of the Company and its parents, subsidiaries and Affiliates.

13.          Definitions.  For purposes of this Agreement, the following terms shall have the following meanings:

(a)          “Cause” shall mean the Executive’s (1) breach of a material term of this Agreement or any confidentiality, nonsolicitation, noncompetition or inventions assignment agreement with the Company; (2) commission of an act of fraud, embezzlement, theft, or material dishonesty; (3) willful engagement in conduct that causes, or is likely to cause, material damage to the property or reputation of the Company; (4) failure to perform satisfactorily the material duties of the Executive’s position (other than by reason of disability) after receipt of a written warning from the Board; (5) commission of a felony or any crime of moral turpitude; or (6) material failure to comply with the Company’s code of conduct or employment policies.

With regard to any event constituting Cause pursuant to clauses (1), (3), (4) or (6), the Executive shall have a period of 15 days after receiving written notice from the Company of such event in which he may correct such event if it is reasonably subject to cure (“Cure Period”).  Cause shall not exist for purposes of this Section 13(a) unless the Board determines that: (i) the event constituting Cause is not subject to cure or (ii) after the Cure Period, the Executive has failed to cure the event constituting Cause.

(b)          “Change of Control” shall be deemed to have occurred if:

(1)         a person, or any two or more persons acting as a group, and all affiliates of such person or persons, who prior to such time owned less than fifty percent (50%) of the Company’s then outstanding shares of Company Stock, shall acquire such additional shares of Company Stock in one or more transactions, or series of transactions, such that following such transaction or transactions such person or group and affiliates beneficially own fifty percent (50%) or more of the Company Stock outstanding;

(2)          closing of the sale of all or substantially all of the assets of the Company on a consolidated basis to an unrelated person or entity;

(3)         individuals who constitute the Incumbent Board cease for any reason to constitute at least a majority of the Company’s Board (for this purpose, “Incumbent Board” means at any time those persons who are then members of the Company’s Board of Directors and who are either (y) members of the Company’s Board of Directors on the Effective Date, or (z) have been elected, or have been nominated for election by the Company’s stockholders, by the affirmative vote of at least two-thirds of the directors comprising the Incumbent Board at the time of such election or nomination (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for director without objection to such nomination)); or

(4)         the consummation of any merger, reorganization, consolidation or share exchange unless the persons who were the beneficial owners of the Company’s outstanding shares of Company Stock immediately before the consummation of such transaction beneficially own more than fifty percent (50%) of the outstanding shares of the common stock of the successor or survivor entity in such transaction immediately following the consummation of such transaction. For purposes of this definition, the percentage of the beneficially owned shares of the successor or survivor entity described above shall be determined exclusively by reference to the shares of the successor or survivor entity which result from the beneficial ownership of Company Stock by the persons described above immediately before the consummation of such transaction.

(c)          “Company Stock” shall mean common stock of the Company.

(d)          “Good Reason” shall mean the occurrence of one or more of the following without the Executive’s consent, other than on account of the Executive’s disability:

(1)         A material diminution by the Company of the Executive’s title, authority, duties or responsibilities, or a requirement that the Executive report to someone other than the Board;

(2)         A material change in the geographic location at which the Executive must perform services under this Agreement (which, for purposes of this Agreement, means any change of more than 40 miles from the Executive’s principal place of employment as set forth in Section 1(d)), excluding for the avoidance of doubt, (i) any travel for business in the course of performing the Executive’s duties for the Company, and (ii) any change of more than 40 miles from the Executive’s principal place of employment as set forth in Section 1(d) that reduces the Executive’s commute from his principal residence to such principal place of employment;

(3)         A material diminution in the Executive’s Base Salary, except for any diminution that is part of a broad-based diminution of base salary applicable to a majority of officers of the Company; or

(4)         Any action or inaction that constitutes a material breach by the Company of this Agreement.

The Executive must provide written notice of termination for Good Reason to the Company within 30 days after the event constituting Good Reason.  The Company shall have a period of 30 days in which it may correct the act or failure to act that constitutes the grounds for Good Reason as set forth in the Executive’s notice of termination.  If the Company does not correct the act or failure to act, the Executive’s employment will terminate for Good Reason on the first business day following the Company’s 30-day cure period.

(e)          “Release” shall mean a separation agreement and general release of any and all claims against the Company and all related parties with respect to all matters arising out of the Executive’s employment by the Company, and the termination thereof (other than claims for any entitlements under the terms of this Agreement or under any plans or programs of the Company under which the Executive has accrued and is due a benefit).  The Release will be in the form attached hereto as Exhibit A, subject to such legally required changes, as determined by the Company.

14.          Section 409A.

(a)          This Agreement is intended to comply with section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and its corresponding regulations, or an exemption thereto, and payments may only be made under this Agreement upon an event and in a manner permitted by section 409A of the Code, to the extent applicable.  Severance benefits under this Agreement are intended to be exempt from section 409A of the Code under the “short-term deferral” exception, to the maximum extent applicable, and then under the “separation pay” exception, to the maximum extent applicable.  Notwithstanding anything in this Agreement to the contrary, if required by section 409A of the Code, if the Executive is considered a “specified employee” for purposes of section 409A of the Code and if payment of any amounts under this Agreement is required to be delayed for a period of six months after separation from service pursuant to section 409A of the Code, payment of such amounts shall be delayed as required by section 409A of the Code, and the accumulated amounts shall be paid in a lump-sum payment within 10 days after the end of the six-month period.  If the Executive dies during the postponement period prior to the payment of benefits, the amounts withheld on account of section 409A of the Code shall be paid to the personal representative of the Executive’s estate within sixty (60) days after the date of the Executive’s death.

(b)          All payments to be made upon a termination of employment under this Agreement may only be made upon a “separation from service” under section 409A of the Code.  For purposes of section 409A of the Code, each payment hereunder shall be treated as a separate payment, and the right to a series of installment payments under this Agreement shall be treated as a right to a series of separate payments.  In no event may the Executive, directly or indirectly, designate the taxable year of a payment.  Notwithstanding any provision of this Agreement to the contrary, in no event shall the timing of the Executive’s execution of the Release, directly or indirectly, result in the Executive’s designating the taxable year of payment of any amounts of deferred compensation subject to section 409A of the Code, and if a payment that is subject to execution of the Release could be made in more than one taxable year, payment shall be made in the later taxable year.

(c)          All reimbursements and in-kind benefits provided under this Agreement shall be made or provided in accordance with the requirements of section 409A of the Code, including, where applicable, the requirement that (i) any reimbursement be for expenses incurred during the period specified in this Agreement, (ii) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during a fiscal year not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other fiscal year, (iii) the reimbursement of an eligible expense be made no later than the last day of the fiscal year following the year in which the expense is incurred, and (iv) the right to reimbursement or in-kind benefits not be subject to liquidation or exchange for another benefit.

15.          Restrictive Covenants.

(a)          Noncompetition.  The Executive agrees that during the Executive’s employment with the Company and its Affiliates and the twelve (12)-month period following the date on which the Executive’s employment terminates for any reason (the “Restriction Period”), the Executive will not, without the Board’s express written consent, engage (directly or indirectly) in any Competitive Business in the United States.  The term “Competitive Business” means any entity or person that is engaged in a business, in the United States, in which the Company or its subsidiaries engaged during the Executive’s employment, or that the Company is actively considering and as to which the Company has entered into a confidentiality agreement (including the business of pharmaceutical products containing Collagenase ABC, and any variants or derivatives thereof, as an active ingredient and any reformulation, improvement, enhancement, combination, refinement or modification thereof).  The Executive understands and agrees that, given the nature of the business of the Company and its Affiliates (as defined below) and the Executive’s position with the Company, the foregoing geographic scope is reasonable and appropriate.  For purposes of this Agreement, the term “Affiliate” means any subsidiary of the Company or other entity under common control with the Company.

(b)          Nonsolicitation of Company Personnel.  The Executive agrees that during the Restriction Period, the Executive will not, either directly or through others, hire or attempt to hire any employee, consultant or independent contractor of the Company or its Affiliates, or solicit or attempt to solicit any such person to change or terminate his or her relationship with the Company or an Affiliate or otherwise to become an employee, consultant or independent contractor to, for or of any other person or business entity, unless more than twelve (12) months shall have elapsed between the last day of such person’s employment or service with the Company or Affiliate and the first day of such solicitation or hiring or attempt to solicit or hire.  If any employee, consultant or independent contractor is hired or solicited by any entity that has hired or agreed to hire the Executive, such hiring or solicitation shall be presumed to be a violation of this subsection (b).

(c)          Nonsolicitation of Customers.  The Executive agrees that during the Restriction Period, the Executive will not, either directly or through others, solicit, divert, appropriate or do business with, or attempt to solicit, divert, appropriate or do business with, any customer or actively sought prospective customer of the Company or an Affiliate for the purpose of providing such customer or actively sought prospective customer with services or products competitive with those offered by the Company or an Affiliate during the Executive’s employment with the Company or an Affiliate.

(d)          Proprietary Information.  At all times, the Executive will hold in strictest confidence and will not disclose, use, lecture upon or publish any of the Proprietary Information (defined below) of the Company or an Affiliate, except as such disclosure, use or publication may be required in connection with the Executive’s work for the Company or an Affiliate or as described in Section 15(e) below, or unless the Company expressly authorizes such disclosure in writing.  “Proprietary Information” shall mean any and all confidential and/or proprietary knowledge, data or information of the Company and its Affiliates and shareholders, including but not limited to information relating to financial matters, investments, budgets, business plans, marketing plans, personnel matters, business contacts, products, processes, know-how, designs, methods, improvements, discoveries, inventions, ideas, data, programs, and other works of authorship.

(e)          Reports to Government Entities.  Nothing in this Agreement shall prohibit or restrict the Executive from initiating communications directly with, responding to any inquiry from, providing testimony before, providing confidential information to, reporting possible violations of law or regulation to, or filing a claim or assisting with an investigation directly with a self-regulatory authority or a government agency or entity, including the Equal Employment Opportunity Commission, the Department of Labor, the National Labor Relations Board, the Department of Justice, the Securities and Exchange Commission, Congress, any agency Inspector General or any other federal, state or local regulatory authority (collectively, the “Regulators”), or from making other disclosures that are protected under the whistleblower provisions of state or federal law or regulation.  The Executive does not need the prior authorization of the Company to engage in conduct protected by this subsection, and the Executive does not need to notify the Company that the Executive has engaged in such conduct.  Please take notice that federal law provides criminal and civil immunity to federal and state claims for trade secret misappropriation to individuals who disclose trade secrets to their attorneys, courts, or government officials in certain, confidential circumstances that are set forth at 18 U.S.C. §§ 1833(b)(1) and 1833(b)(2), related to the reporting or investigation of a suspected violation of the law, or in connection with a lawsuit for retaliation for reporting a suspected violation of the law.

(f)          Inventions Assignment.  The Executive agrees that all inventions, innovations, improvements, developments, methods, designs, analyses, reports, and all similar or related information which relates to the Company’s or its Affiliates’ actual or anticipated business, research and development or existing or future products or services and which are conceived, developed or made by the Executive while employed by the Company or an Affiliate (“Work Product”) belong to the Company.  The Executive will promptly disclose such Work Product to the Board and perform all actions reasonably requested by the Board (whether during or after the Term) to establish and confirm such ownership (including, without limitation, assignments, consents, powers of attorney and other instruments).  If requested by the Company, the Executive agrees to execute any inventions assignment and confidentiality agreement that is required to be signed by employees of the Company and its Affiliates generally.

(g)          Return of Company Property.  Upon termination of the Executive’s employment with the Company for any reason, and at any earlier time the Company requests, the Executive will deliver to the person designated by the Company all originals and copies of all documents and property of the Company and its Affiliates that is in the Executive’s possession or under the Executive’s control or to which the Executive may have access.  The Executive will not reproduce or appropriate for the Executive’s own use, or for the use of others, any property, Proprietary Information or Work Product.

16.          Legal and Equitable Remedies; Arbitration.

(a)          Because the Executive’s services are personal and unique and the Executive has had and will continue to have access to and has become and will continue to become acquainted with the Proprietary Information of the Company and its Affiliates, and because any breach by the Executive of any of the restrictive covenants contained in Section 15 would result in irreparable injury and damage for which money damages would not provide an adequate remedy, the Company shall have the right to enforce Section 15 and any of its provisions by injunction, specific performance or other equitable relief, without bond and without prejudice to any other rights and remedies that the Company may have for a breach, or threatened breach, of the restrictive covenants set forth in Section 15.  The Executive agrees that in any action in which the Company seeks injunction, specific performance or other equitable relief, the Executive will not assert or contend that any of the provisions of Section 15 are unreasonable or otherwise unenforceable.

(b)          Except as otherwise set forth in this Agreement in connection with equitable remedies, any dispute, claim or controversy arising out of or relating to this Agreement or the Executive’s employment with the Company (collectively, “Disputes”), including, without limitation, any dispute, claim or controversy concerning the validity, enforceability, breach or termination of this Agreement, if not resolved by the parties, shall be finally settled by arbitration in accordance with the then-prevailing Employment Arbitration Rules and Procedures of JAMS, as modified herein (“Rules”). Further, the Executive hereby waives any right to bring on behalf of persons other than the Executive, or to otherwise participate with other persons in, any class, collective, or representative action (including but not limited to any representative action under any federal, state or local statute or ordinance).  The requirement to arbitrate covers all Disputes (other than disputes which by statute are not arbitrable) including, but not limited to, claims, demands or actions under the Age Discrimination in Employment Act (including Older Workers Benefit Protection Act); Americans with Disabilities Act; Civil Rights Act of 1866; Civil Rights Act of 1991; Employee Retirement Income Security Act of 1974; Equal Pay Act; Family and Medical Leave Act of 1993; Title VII of the Civil Rights Act of 1964; Fair Labor Standards Act; Fair Employment and Housing Act; and any other law, ordinance or regulation regarding discrimination or harassment or any terms or conditions of employment.  There shall be one arbitrator who shall be jointly selected by the parties.  If the parties have not jointly agreed upon an arbitrator within twenty (20) calendar days after respondent’s receipt of claimant’s notice of intention to arbitrate, either party may request JAMS to furnish the parties with a list of names from which the parties shall jointly select an arbitrator.  If the parties have not agreed upon an arbitrator within ten (10) calendar days after the transmittal date of such list, then each party shall have an additional five (5) calendar days in which to strike any names objected to, number the remaining names in order of preference, and return the list to JAMS, which shall then select an arbitrator in accordance with the Rules.  The place of arbitration shall be New York, New York.  By agreeing to arbitration, the parties hereto do not intend to deprive any court of its jurisdiction to issue a pre-arbitral injunction, including, without limitation, with respect to the provisions of Section 15. The arbitration shall be governed by the Federal Arbitration Act, 9 U.S.C. §§ 1-16.  Judgment upon the award of the arbitrator may be entered in any court of competent jurisdiction. The arbitrator shall: (a) have authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be available under applicable law in a court proceeding; and (b) issue a written statement signed by the arbitrator regarding the disposition of each claim and the relief, if any, awarded as to each claim, the reasons for the award, and the arbitrator’s essential findings and conclusions on which the award is based. The Company shall pay all administrative fees of JAMS in excess of $435 (a typical filing fee in court) and the arbitrator’s fees and expenses.

(c)          The Executive irrevocably and unconditionally (1) agrees that any legal proceeding arising out of this Agreement shall be brought solely in the United States District Court for the Southern District of New York, or if such court does not have jurisdiction or will not accept jurisdiction, in any court of general jurisdiction in the State of New York, (2) consents to the exclusive jurisdiction of such court in any such proceeding, and (3) waives any objection to the laying of venue of any such proceeding in any such court.  The Executive also irrevocably and unconditionally consents to the service of any process, pleadings, notices or other papers.

(d)          Notwithstanding anything in this Agreement to the contrary, if the Executive is  found to have breached any of the Executive’s obligations under Section 15 by an arbitrator or court of law after a full evidentiary hearing on the merits of the Company’s claim of breach, the Company shall be obligated to provide only the Accrued Obligations, and all payments under Section 2, Section 6, or Section 7 hereof, as applicable, shall cease.  In such event and after the conclusion of all appeals, the Company may require that the Executive repay all amounts theretofore paid to him pursuant to Section 6 or Section 7 hereof (other than the Accrued Obligations), and in such case, the Executive shall promptly repay such amounts on the terms determined by the Company.

(e)          If a party to this Agreement shall bring any action, arbitration, suit, counterclaim or appeal against the other party, declaratory or otherwise, to enforce the terms hereof or to declare rights hereunder (an “Action”), the non-prevailing party in such Action shall pay to the prevailing party in such Action the prevailing party’s administrative fees, reasonable attorney’s fees and third-party expenses actually incurred in prosecuting or defending such Action and/or enforcing any judgment, order, ruling or award, granted therein, all of which shall be deemed to have accrued from the commencement of such Action. The prevailing party shall be determined based upon an assessment of which party’s arguments or positions can fairly be said to have prevailed over the other party’s arguments or positions on the major disputed issues in the Action.  Such assessment should include evaluation of the following:  the amount of the net recovery; the primary issues disputed by the parties; whether the amount of the award comprises a significant percentage of the amount sought by the claimant; and the most recent settlement positions of the parties. The court or arbitrator, as applicable, may fix the amount of reasonable attorneys’ fees and third-party expenses upon the request of any party. The terms of this Section 16(e) shall survive following termination of this Agreement.

17.          Survival.  The respective rights and obligations of the parties under this Agreement (including, but not limited to, under Sections 15 and 16) shall survive any termination of the Executive’s employment or termination or expiration of this Agreement to the extent necessary to the intended preservation of such rights and obligations.

18.          No Mitigation or Set-Off.  In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement, and such amounts shall not be reduced regardless of whether the Executive obtains other employment.  The Company’s obligations to make the payments provided for in this Agreement and otherwise to perform their respective obligations hereunder shall not be affected by any circumstances, including, without limitation, any set-off, counterclaim, recoupment, defense or other right which the Company may have against the Executive or others.

19.          Section 280G.  In the event of a change in ownership or control under section 280G of the Code, if it shall be determined that any payment or distribution in the nature of compensation (within the meaning of section 280G(b)(2) of the Code) to or for the benefit of the Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (a “Payment”), would constitute an “excess parachute payment” within the meaning of section 280G of the Code, the aggregate present value of the Payments under the Agreement shall be reduced (but not below zero) to the Reduced Amount (defined below) if and only if the Accounting Firm (described below) determines that the reduction will provide the Executive with a greater net after-tax benefit than would no reduction.  No reduction shall be made unless the reduction would provide Executive with a greater net after-tax benefit.  The determinations under this Section shall be made as follows:

(a)          The “Reduced Amount” shall be an amount expressed in present value which maximizes the aggregate present value of Payments under this Agreement without causing any Payment under this Agreement to be subject to the Excise Tax (defined below), determined in accordance with section 280G(d)(4) of the Code.  The term “Excise Tax” means the excise tax imposed under section 4999 of the Code, together with any interest or penalties imposed with respect to such excise tax.

(b)          Payments under this Agreement shall be reduced on a nondiscretionary basis in such a way as to minimize the reduction in the economic value deliverable to the Executive. Where more than one payment has the same value for this purpose and they are payable at different times, they will be reduced on a pro rata basis.  Only amounts payable under this Agreement shall be reduced pursuant to this Section.

(c)          All determinations to be made under this Section shall be made by an independent certified public accounting firm selected by the Company in consultation with the Executive immediately prior to the change-in-ownership or -control transaction (the “Accounting Firm”).  The Accounting Firm shall provide its determinations and any supporting calculations both to the Company and the Executive within 10 days of the transaction.  Any such determination by the Accounting Firm shall be binding upon the Company and the Executive.  All of the fees and expenses of the Accounting Firm in performing the determinations referred to in this Section shall be borne solely by the Company.

20.          Notices.  All notices and other communications required or permitted under this Agreement or necessary or convenient in connection herewith shall be in writing and shall be deemed to have been given when hand delivered or mailed by registered or certified mail, as follows (provided that notice of change of address shall be deemed given only when received):

If to the Company, to:

BioSpecifics Technologies Corp.
Delaware Corporate Center II
2 Righter Parkway, Suite 200
Wilmington, DE 19803
Attn:  Chair of the Board of Directors

With a copy (which shall not constitute notice) to:

Carl A. Valenstein
Morgan, Lewis & Bockius LLP
One Federal Street, Boston MA 02110-1726
Carl.Valenstein@morganlewis.com

If to the Executive, to the most recent address on file with the Company, or to such other names or addresses as the Company or the Executive, as the case may be, shall designate by notice to each other person entitled to receive notices in the manner specified in this Section.

21.          Withholding.  All payments under this Agreement shall be made subject to applicable tax withholding, and the Company shall withhold from any payments under this Agreement all federal, state and local taxes as the Company is required to withhold pursuant to any law or governmental rule or regulation.  The Executive shall bear all expense of, and be solely responsible for, all federal, state and local taxes due with respect to any payment received under this Agreement.

22.          Remedies Cumulative; No Waiver.  No remedy conferred upon a party by this Agreement is intended to be exclusive of any other remedy, and each and every such remedy shall be cumulative and shall be in addition to any other remedy given under this Agreement or now or hereafter existing at law or in equity.  No delay or omission by a party in exercising any right, remedy or power under this Agreement or existing at law or in equity shall be construed as a waiver thereof, and any such right, remedy or power may be exercised by such party from time to time and as often as may be deemed expedient or necessary by such party in its sole discretion.

23.          Assignment.  All of the terms and provisions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective heirs, executors, administrators, legal representatives, successors and assigns of the parties hereto, except that the duties and responsibilities of the Executive under this Agreement are of a personal nature and shall not be assignable or delegable in whole or in part by the Executive.  The Company may assign its respective rights, together with their respective obligations hereunder (which such obligations must be assigned), in connection with any sale, transfer or other disposition of all or substantially all of its business and assets, and such rights and obligations shall inure to, and be binding upon, any successor to the business or any successor to substantially all of the assets of the Company, whether by merger, purchase of stock or assets or otherwise, which successor shall expressly assume such obligations, and the Executive acknowledges that in such event the obligations of the Executive hereunder, including but not limited to those under Section 15, will continue to apply in favor of the successor.

24.          Company Policies.  The compensation payable under this Agreement shall be subject to any applicable clawback, recoupment, and share trading policies, and other policies of the Company to the extent such other policies are required by law, that may be implemented by the Board from time to time with respect to all executive officers of the Company (as determined by the Company for purposes of Section 16 of the Securities Exchange Act of 1934).

25.          Indemnification.  In the event the Executive is made, or threatened to be made, a party to any legal action or proceeding, whether civil or criminal, including any governmental or regulatory proceedings or investigations, by reason of the fact that the Executive is or was a director or officer of the Company or any of its Affiliates, the Executive shall be indemnified by the Company, and the Company shall pay the Executive’s related expenses when and as incurred, to the fullest extent permitted by applicable law and the Company’s articles of incorporation and bylaws.  During the Executive’s employment with the Company or any of its Affiliates and after termination of employment for any reason, the Company shall cover the Executive under the Company’s directors’ and officers’ insurance policy applicable to other officers and directors according to the terms of such policy.

26.          Entire Agreement.  This Agreement sets forth the entire agreement of the parties hereto and supersedes any and all prior agreements and understandings concerning the Executive’s employment by the Company, including the offer letter agreement of employment dated April 1, 2020, from the Company to the Executive and executed by the Executive on April 2, 2020.  This Agreement may be changed only by a written document signed by the Executive and the Company.

27.          Severability.  If any provision of this Agreement or application thereof to anyone or under any circumstances is adjudicated to be invalid or unenforceable in any jurisdiction, such invalidity or unenforceability shall not affect any other provision or application of this Agreement, which can be given effect without the invalid or unenforceable provision or application, and shall not invalidate or render unenforceable such provision or application in any other jurisdiction.  If any provision is held void, invalid or unenforceable with respect to particular circumstances, it shall nevertheless remain in full force and effect in all other circumstances.

28.          Governing Law.  This Agreement shall be governed by, and construed and enforced in accordance with, the substantive and procedural laws of the State of New York without regard to rules governing conflicts of law.

29.          Counterparts; Facsimile/PDF Signatures.  This Agreement may be executed in any number of counterparts (including facsimile counterparts), each of which shall be an original, but all of which together shall constitute one instrument. Execution of a facsimile or PDF copy shall have the same force and effect as execution of an original, and a copy of a signature will be admissible in any legal proceeding as if an original.

(Signature Page Follows)

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

BIOSPECIFICS TECHNOLOGIES CORP.

/s/ Jennifer Chao
Name: Jennifer Chao
Title: Chair of the Board of Directors

EXECUTIVE

/s/ Joseph Truitt
Name: Joseph Truitt